Exhibit 99.1

NovaDel Appoints David Bergstrom as Chief Operating Officer

Flemington, NJ, December 5, 2006 – NovaDel Pharma Inc. (AMEX: NVD) today announced the appointment of David H. Bergstrom, Ph.D. as Chief Operating Officer. Dr. Bergstrom joins NovaDel from Cardinal Health, Inc., where he most recently served as Senior Vice President and General Manager for Cardinal’s Pharmaceutical Development business.

“Dr. Bergstrom’s extensive strategic and operational experience in the field of pharmaceutical development makes him a highly valuable addition to NovaDel’s senior management team,” commented Jan Egberts, M.D., President and CEO of NovaDel. “We are glad to welcome David as we build on the success of the recent FDA approval of NitroMist™ and advance additional oral spray product candidates towards commercialization.”

“In my prior positions, I have become familiar with the potential value as well as the complexities of implementing novel oral formulation technologies. I am therefore thrilled to build on the proven success of NovaDel’s oral spray technology with the diverse array of oral spray drug candidates in NovaDel’s development pipeline,” said Dr. Bergstrom.

While at Cardinal Health, Dr. Bergstrom was responsible for leading the Pharmaceutical Development business, which provides a full-range of development and manufacturing services to support products in the prescription, OTC and medical device fields. During his tenure, he succeeded in growing the business into an operation with more than 200 employees serving the product development needs of over 50 customers worldwide. Prior to joining Cardinal Health, Dr. Bergstrom was Vice President of Pharmaceutical and Chemical Development at Guilford Pharmaceuticals where he led the new product development activities for Guilford’s Pharmaceuticals Division and Drug Delivery Division. Dr. Bergstrom held senior positions in preclinical development and pharmaceutical and analytical development at Hoechst Marion Roussel, Inc. and Hoechst-Roussel Pharmaceuticals, Inc., both predecessor companies of Sanofi-Aventis Pharmaceuticals, Inc. Prior to joining Hoechst-Roussel, Dr. Bergstrom worked at CIBA-Geigy Pharmaceuticals, Inc. in pharmaceutical development. Dr. Bergstrom received his Ph.D. in Pharmaceutics at the University of Utah, Salt Lake City. In addition, he received his M.S. in Pharmaceutical Chemistry at the University of Michigan, Ann Arbor, and his B.S. in Pharmacy from Ferris State University, Big Rapids, Michigan.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

***

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  The filing of an NDA with the FDA is an important step in the approval process in the United States.  Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc.

Michael Spicer (908) 782 – 3431, ext. 2550

or

MacDougall Biomedical Communications

Chris Erdman (508) 647 – 0209 ext. 14